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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)


                                    DDi Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    233162304
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 3, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                         (Continued on following pages)
                               Page 1 of 11 Pages

                                       13G
===================
CUSIP No. 233162304
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Capital Partners II LP
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2              **      The  reporting  persons  making  this  filing hold an
                           aggregate of 1,177,275  Shares,  which is 5.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   470,645
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    470,645
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            470,645
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                               Page 2 of 8 Pages

                                       13G
===================
CUSIP No. 233162304
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Capital Overseas Fund
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2              **      The  reporting  persons  making  this  filing hold an
                           aggregate of 1,177,275  Shares,  which is 5.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   706,630
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    706,630
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            706,630
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 3 of 8 Pages

                                       13G
===================
CUSIP No. 233162304
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Jonathan Savitz
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2              **      The  reporting  persons  making  this  filing hold an
                           aggregate of 1,177,275  Shares,  which is 5.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page, however, may be deemed a beneficial owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   1,177,275
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    1,177,275
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,177,275
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 4 of 8 Pages

This Amendment No. 2 to Schedule 13G amends the Schedule 13G initially filed on November 1, 2004 (collectively, with all amendments thereto, the "Schedule 13G").

Note: The number of Shares reflected herein reflect the Company's one-for-seven reverse stock split effected on February 3, 2006, as reported by the Company in its Form 8-K filed with the Securities and Exchange Commission on February 8, 2006.

Item 1.  Issuer
         ------

         (a)      Name of Issuer
                  --------------

                  DDi Corp. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices
                  -----------------------------------------------

                  1220 Simon Circle, Anaheim, California 92806

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 233162304.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

                     (i) Greywolf Capital Partners II LP, a Delaware limited partnership ("Greywolf Capital II"), with respect to the Shares held by it;

                     (ii) Greywolf Capital Overseas Fund, a Cayman Islands exempted company ("Greywolf Overseas"), with respect to the Shares held by it; and

                     (iii) Jonathan Savitz, a United States citizen  ("Savitz"), with respect to the Shares held by each of Greywolf Capital II and Greywolf Overseas.

         The citizenship of each of the Reporting Persons is set forth above. The address of the principal business office of (i) all of the Reporting Persons other than Greywolf Overseas is 4 Manhattanville Road, Suite 201, Purchase, NY 10577 and (ii) Greywolf Overseas is 6 Front Street, Hamilton, HM11 Bermuda. For information regarding the relationship between Savitz and Greywolf Capital II and Greywolf Overseas, see Item 4 below.


                               Page 5 of 8 Pages

Item 3.  If This  Statement  Is Filed  Pursuant  To  Sections  240.13d-1(b),  Or
         -----------------------------------------------------------------------
         13d-2(b) Or (c), Check Whether The Person Filing Is An Entity Specified
         -----------------------------------------------------------------------
         In (a) - (j):
         -------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         --------

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for Greywolf Capital II are owned directly by Greywolf Capital II and those reported by Greywolf Overseas are owned directly by Greywolf Overseas. Greywolf Advisors LLC, a Delaware limited liability company, is the general partner of Greywolf Capital II (the "General Partner") and, as such, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Capital II. Greywolf Capital Management LP, a Delaware limited partnership, is the investment manager of Greywolf Overseas and Greywolf Capital II (the "Investment Manager") and, as such, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Overseas and Greywolf Capital II. Greywolf GP LLC, a Delaware limited liability company, is the general partner of the Investment Manager (the "Investment Manager General Partner") and, as such, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Capital II and Greywolf Overseas. Savitz, as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Capital II and Greywolf Overseas. Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Savitz hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         See information regarding the General Partner, the Investment Manager and the Investment Manager General Partner as disclosed in Item 4 above.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------



                               Page 6 of 8 Pages

         The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.














                               Page 7 of 8 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 13, 2006


                          /s/ Michelle Lynd
                          ----------------------------------------
                          GREYWOLF ADVISORS LLC, As the General
                          Partner of GREYWOLF CAPITAL PARTNERS II LP
                          By Michelle Lynd, its, attorney-in- fact

                          /s/ Michelle Lynd
                          ----------------------------------------
                          GREYWOLF CAPITAL MANAGEMENT LP, As
                          investment manager to GREYWOLF CAPITAL
                          OVERSEAS FUND By Michelle Lynd, its
                          attorney-in-fact

                          /s/ Michelle Lynd
                          -------------------------------------
                          Michelle Lynd as attorney-in-fact for
                          Jonathan Savitz

The Powers of Attorney executed by Greywolf Advisors LLC, Greywolf Capital Management LP and Jonathan Savitz authorizing Michelle Lynd to sign and file this Schedule 13G on each entities' or person's behalf, which were filed with the Schedule 13G filed with the Securities and Exchange Commission on March 30, 2006, by such Reporting Persons with respect to the Common Stock of Globix Corporation, are hereby incorporated by reference.


                               Page 8 of 8 Pages